UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2026

Innovative Food Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-09376	20-1167761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2528 S 27th Ave Broadview, IL	60155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 596-0204

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2026, Innovative Food Holdings, Inc., a Florida corporation (the “Company”) entered into an amended and restated employment agreement (the “Liarakos Amendment”) with Argie Liarakos, pursuant to which the parties agreed to amend the employment agreement, dated January 6, 2026 (the “Liarakos Agreement”) with Mr. Liarakos, pursuant to which the parties agreed to replace the performance-based equity grant of 150,000 shares of common stock (the “Liarakos Grant”) under the Liarakos Agreement with a time-based Liarakos Grant vesting subject to the terms and conditions of the Liarakos Amendment, with acceleration of unvested shares upon occurrence of either (a) change of control, (b) termination of the employment by the Company without cause, or (c) resignation by Mr. Liarakos for good reason.

In connection with the Liarakos Amendment, the Company and Mr. Liarakos entered into a restricted common stock award agreement governing the terms and conditions of the Liarakos Grant.

On September 14, 2026, the Company entered into an amended and restated employment agreement (the “Schubert Amendment”) with Gary Schubert, pursuant to which the parties agreed to amend the employment agreement, dated October 3, 2025 (the “Schubert Agreement”) with Mr. Schubert, pursuant to which the parties agreed to replace the performance-based equity grant of 1,350,000 shares of common stock (the “Schubert Grant) under the Schubert Agreement with a time-based Schubert Grant vesting subject to the terms and conditions of the Schubert Amendment, with acceleration of unvested shares upon occurrence of either (a) change of control, (b) termination of the employment by the Company without cause, or (c) resignation by Mr. Schubert for good reason.

In connection with the Schubert Amendment, the Company and Mr. Schubert entered into a restricted common stock award agreement governing the terms and conditions of the Schubert Grant.

On September 14, 2026, the Company entered into an employment agreement (the “Saterbo Agreement,” together with the Schubert Amendment and Liarakos Amendment as the “Employment Agreements”) with Erik Saterbo, pursuant to which Mr. Saterbo shall be appointed as the Chief Financial Officer of the Company, effective immediately.

Mr. Saterbo, age 41, has over 10 years of financial compliance experience. From March 2024 to July 2026 he served as the chief financial officer of Foot Solutions Holdings Corp. He served as the Chief Financial Officer of Triangle Renovations, LLC from March 2023 to February 2024. Mr. Saterbo served as the managing member at SES Fund, LLC between April 2020 and December 2022. From June 2017 to March 2020, Mr. Saterbo served as Director of Financial Reporting at Asbury Automotive Group (NYSE: ABG). Mr. Saterbo has a bachelors degree and masters in Accounting from Georgia Southern University and is a is a licensed Certified Public Accountant in the State of Georgia.

Pursuant to the Saterbo Agreement, Mr. Saterbo is entitled to (i) an annual base salary of $225,000, payable at least monthly and subject to annual review and potential increases by the Chief Executive Officer of the Company, the Board of Directors (the “Board”) or its compensation committee, (ii) an annual incentive of 12% of the base salary, payable in cash by March 15 of the year following the performance year, and (iii) a time-based equity grant of 150,000 shares of common stock (the “Saterbo Grant”) vesting based on the terms and conditions of the Saterbo Agreement, with acceleration of unvested shares upon occurrence of either (a) change of control, (b) termination of the employment by the Company without cause, or (c) resignation by Mr. Saterbo for good reason.

Mr. Saterbo’s employment with the Company shall terminate upon the first of the following: (i) September 14, 2029 (the “Expiration Date”), unless extended by mutual written agreement of the parties prior to the Expiration Date; (ii) death; (iii) the termination due to disability upon not less than 30-day prior written notice by the Company to Mr. Saterbo; (iv) the written notice by the Company to Mr. Saterbo of a termination for cause; (v) the not less than 30-day prior written notice by the Company to Mr. Saterbo of an involuntary termination without cause; (vi) the written notice by Mr. Saterbo to the Company of a resignation for good reason; and (vii) the not less than 30-day prior written notice by Mr. Saterbo to the Company of a resignation without good reason.

In connection with the Saterbo Agreement, the Company and Mr. Saterbo entered into a restricted common stock award agreement governing the terms and conditions of the Saterbo Grant.

There are no arrangements or understandings between the Company and Mr. Saterbo pursuant to which Mr. Saterbo was appointed and there is no family relationship between or among any director or executive officer of the Company or Mr. Saterbo. There are no transactions to which the Company is or was a participant and in which Mr. Saterbo has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Items 1.01 is incorporated by reference in this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: September 18, 2026	By:	/s/ Gary Schubert
Gary Schubert
Chief Executive Officer

2